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                                                                  EXHIBIT 10.11
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                  AGREEMENT FOR THE SALE OF GOODS AND SERVICES


         This Agreement for the Sale of Goods and Services ("Agreement") made and effective this March 31, 1999, by and between DNA Technologies, Inc., a Delaware Corporation ("DTI") and Collectors Universe Inc., a Delaware Corporation ("CU").

         DTI desires to sell to CU, and CU desires to purchase from DTI, certain Goods and Services of DTI.

         NOW, THEREFORE, in consideration of the mutual promises herein contained, the parties hereto agree as follows:

         1. SALE

         DTI agrees to sell, transfer and convey to CU, and CU agrees to purchase the following goods and services (collectively the "Products"): The Goods shall include DNA encoded ink for covert collectible memorabilia markings as well as two (2) detectors or lasers. The services shall include definitive authentication of any and all products bearing DTI's DNA encoded ink. Two inks will be provided as follows: Green optical taggants and DNA to be used for "Signed in the presence" collectibles; and Red optical taggants and DNA to be used for vintage authentication.

         2. PRICE

         CU shall pay DTI for Goods the sum of [*] for each item marked by CU that uses DTI's DNA authentication technology. DTI shall provide CU with copies of its current price list for authentication service, its delivery schedule, and its standard terms and conditions of sale, as established and as may be modified from time to time. The price of the "Goods" may be adjusted during the course of this contract, due to the changes in the cost of goods, however the sales price will not be increased by more than [*] in any one year period, nor will the price be adjusted prior to March 31, 2001. Each order for authentication service(s) shall cost CU [*] and will involve a wet laboratory test. Additional detectors will be provided as required by PCGS at a cost of [*] per detector and [*] per laser.

         In the event the "Products" are used for authentication of manufactured collectibles, volume discounts will be negotiated and authorized by mutual consent, which will not be unnecessarily withheld.

         In the event DTI reaches a Property Asset Management agreement with Disney Studios or George Lucas Productions, pricing for these two agreements will be determined independently of the above stated pricing policy.

         In the event that CU sub-licenses the technology to a third party, DTI and CU will each receive [*] of the sales price per item. Both parties will determine the sales price for the sub-licensee by mutual consent which will not be unreasonably withheld.

[*] Confidential portions omitted and filed separately with the Securities and Exchange Commission



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         3. EXCLUSIVITY

         For good and valuable consideration articulated below, DNA Technologies Inc. agrees not to sell, assign, create or produce similar DNA ink product for any other person or entity engaged in, or seeking to be engaged in collectible memorabilia authentication in the United States. This agreement specifically excludes any Movie Studio Property Asset Management Programs and Fine Art. This agreement also excludes relationships currently under discussion namely Disney, George Lucas Productions and Warner Bros. In the event DTI reaches an agreement with Disney Studios or George Lucas Productions, DTI will attempt to structure the agreements to fall within the scope of the PSA/DNA license.

         Exclusivity does not apply to the manufacture of new products. For the purpose of this Agreement a collectible will be defined as an item that is at least one year old or has certain added significance due to its actual use or provenance. By mutual consent, items manufactured for the purpose of being a collectible, may from time to time be included in this Agreement.

         As consideration for this exclusivity, CU, and DTI agree that CU shall pay DTI the sum of [*], for the licensing rights to the "Products" in the collectible market which will include, but not be limited to the following: all types of memorabilia including music memorabilia, movie memorabilia, celebrity memorabilia, presidential memorabilia, limited edition collectibles, sports memorabilia, etc.

         CU & DTI further agree that in order to maintain exclusivity CU will have to ensure that DTI receives the following minimum annual payments under this Agreement:

        05/01/1999 - 04/31/2000                                      $[*]
        05/01/2000 - 04/31/2001                                      $[*]
        05/01/2001 - 04/31/2002                                      $[*]
        05/01/2002 - 04/31/2003                                      $[*]
        05/01/2003 - 04/31/2004                                      $[*]
        05/01/2004 - 04/31/2005                                      $[*]

         The prescribed minimums will continue to increase at a rate of [*] per annum for the term of this Agreement.

         4. SUBLICENSING

         CU has the right to sub-license within the memorabilia/collectible market. In the event of such an agreement the licensing cost structure will be as described in Paragraph 2 of this Agreement with the exception of high volume sub-licensees for which it may be necessary to provide discount manufacturing pricing. Such pricing to be determined by mutual consent by both parties which will not be unreasonably withheld.

         5. PAYMENT

         CU shall pay all charges due hereunder within thirty (30) days after the date of DTI's invoice which shall be generated on shipment of the goods, subject to CU's right of inspection as set forth in Section 7 below. Payment shall be made as shown on the invoice. In the event that the purchase


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price is not paid in a timely manner, in addition to its other remedies, DTI may impose, and CU shall pay, a late payment charge equal to one percent (1%) per month on overdue amounts.

                  (a) Amounts owed to DTI shall be computed on the number of Products bearing DTI's DNA encoded ink as marked by CU during each calendar month.

                  (b) CU shall submit to DTI monthly statements of amounts due and payable to DTI under the terms of this Agreement, with reference to the specific invoices on which the amounts are being paid within fifteen (15) days after the end of the calendar quarter.

                  (c) DTI shall have the right, at its own expense and not more than once in any four (4) month period to verify the accuracy of amounts paid by CU under the terms of this Agreement. CU shall maintain and make available to DTI accurate books, records, and accounts relating to the business of CU with respect to the Products. If the audit correctly reveals that CU has underpaid DTI by ten percent (10%) or more, then CU shall reimburse DTI for the cost of the audit, in addition to the amount of underpayment.

         6. SHIPPING

         DTI shall deliver the Goods to CU at its address herein. DTI shall be solely responsible for the expenses associated with shipping. The risk of loss from any casualty to the Goods, regardless of the cause, shall rest with DTI until the delivery of the Goods to CU as set forth herein. DTI will use its discretion in selecting an appropriate transportation method. Risk of loss due to damage or destruction of Products shall be borne by CU after delivery to CU.

         7. RIGHT OF INSPECTION

         CU shall have the right to inspect the goods on arrival at CU's facility. Within fifteen (15) business days after delivery, CU must give notice to DTI of any claim with respect to the condition, quality or grade of the Goods or non-conformance to this Agreement, specifying the basis of the claim in detail. DTI may, at its option inspect the Goods at CU's facilities to confirm that the Goods do not conform. Failure of CU to comply with these conditions within the time set forth herein shall constitute irrevocable acceptance of the Goods by CU. In the event the Goods do not conform to this Agreement, CU's sole remedy and DTI's sole obligation, shall be at DTI's option to replace the Goods at DTI's expense or credit CU the amount of the purchase price for the non-conforming goods. Return shipping shall be the responsibility of DTI.

         8. PRODUCT AVAILABILITY

         Under no circumstances shall DTI be responsible to CU or anyone else for its failure to fill accepted orders, or for its delay in filling accepted orders, when such failure or delay is due to strike, accident, labor trouble, acts of nature, freight embargo, civil disturbance, vendor problems or any cause beyond DTI's reasonable control.

         9. WARRANTY

         DTI warrants that the Goods shall be free of material defects for a period of ninety day inventory period after delivery to CU and items marked with the Products will be warrantied for the


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life of the product provided the item is handled in a manner consistent with the normal standards associated with valuable collectibles. If any of the Goods sold hereunder do not conform to this limited warranty, CU shall notify DTI not more than five days following the end of the warranty period and for any Goods that do not conform to this warranty, CU's sole remedy, and DTI's sole obligation, shall be to replace the defective Goods at DTI's expense or to refund the purchase price. EXCEPT AS SET FORTH HEREIN, DTI MAKES NO WARRANTY TO CU WITH RESPECT TO THE GOODS, AND CU DISCLAIMS ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTY OF MERCHANTABILITY OR
FITNESS FOR A PARTICULAR PURPOSE.

         Notwithstanding the foregoing, DTI expressly warrants that:

                  (a) The goods supplied to CU by DTI contain DNA exclusively produced for CU.

         10. ADVERTISING AND PROMOTION POLICY

         In exchange for a price discount given to CU by DTI in this Agreement, CU shall, at its own expense, vigorously advertise and promote the use of DNA authentication technology in its sports memorabilia products. In no event shall CU make any representation, guarantee or warranty concerning the Products except as expressly described or authorized in writing by DTI. During the term of this Agreement, CU shall state to the public in all communications that mention DNA in connection with its sports memorabilia or authentication protection that the DNA authentication technology is provided by DNA Technologies, Inc., and to advertise such Products under the trademarks, marks, and trade names that DTI may adopt from time to time ("DTI's Trademarks"). All such statements shall be in the same font and size, and in the main body of advertising text. All presentations of DTI's Trademarks that CU intends to use shall first be submitted to DTI for approval (which shall not be unreasonably withheld) of design, color, and other details or shall be exact copies of those used by DTI. Nothing herein shall grant CU any right, title, or interest in DTI's Trademarks. At no time during or after the term of this Agreement shall CU challenge or assist others to challenge DTI's Trademarks or the registration thereof or attempt to register any trademarks, marks or trade names confusingly similar to those of DTI. DTI hereby grants to CU a limited right and non exclusive license to use DTI's name, logo, and trademarks (the "Marks") associated with the Product to perform CU's obligations in this Agreement. CU's license in the Marks shall terminate upon the conclusion of the Agreement. CU shall provide DTI with reasonable proof that advertising and promotion has been completed on a reasonable basis including, but not limited to the following evidence: a copy of the advertisement, catalog, product literature, or electronic media, etc., showing the dates of the distribution and a tear sheet to confirm that the advertisement was run, or in the case of TV and radio stations, a copy of the affidavit or certificate as provided by the station that an advertisement was aired.

         11. PRESS RELEASES

         Within thirty days of the date of this Agreement, the parties shall jointly prepare and issue a press release announcing the use of DNA by CU for authentication of Sports Memorabilia and generally promoting the Products. Any later press release which refers to the other party or its products must be approved by the other party prior to release.



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         12. LIMITATION OF LIABILITY

         In no event shall DTI be liable for any special, indirect, incidental or consequential damages arising out of or connected with this Agreement or the Goods, regardless of whether a claim is based on contract, tort, strict liability or otherwise, nor shall CU's damages pursuant to any claim hereunder exceed the amount of the purchase price of the Goods which are the subject of this claim.

         13. TAXES

         CU shall pay or reimburse DTI as appropriate for any sales, use, excise or other tax imposed or levied with respect to the payment of the purchase price for the Goods. In no event shall CU be responsible for any tax imposed upon DTI's income or for the privilege of doing business.

         14. TERM AND TERMINATION

         Unless earlier terminated as provided below, the term of this Agreement shall commence April 16,1999 and shall continue until April 16, 2005. Thereafter, provided both parties have met all the terms prescribed in this Agreement, the contract shall be renewable for additional three year periods.

                  (a) CU may terminate this Agreement upon written notice to DTI, upon any of the following events:

                           (i) failure of DTI to fulfill or perform any one of the duties, obligations or responsibilities of DTI in this Agreement, other than paragraph 3, which failure is not cured with twenty (20) days notice from CU;

                           (ii) any assignment or attempted assignment by DTI of any interest in this Agreement or delegation of DTI's obligations without CU's written consent, which shall not be unnecessarily withheld;

                           (iii) failure of DTI for any reason to function in the ordinary course of business; or

                           (iv) conviction in a court of competent jurisdiction of DTI, or a manager, partner, principal officer or major stockholder of DTI for any violation of law tending, in CU's opinion, to affect adversely the operation or business of DTI or the good name, goodwill, or reputation of CU or DTI.

                  (b) DTI may terminate this Agreement upon written notice to CU upon any of the following events:

                           (i) failure of CU to fulfill or perform any one of the duties, obligations or responsibilities of CU in this Agreement, which failure is not cured with twenty (20) days notice from DTI;

                           (ii) any assignment or attempted assignment by CU of any interest in this Agreement without DTI's written consent, which shall not be unnecessarily withheld;


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                           (iii) failure of CU for any reason to function in the
         ordinary course of business, including filing bankruptcy;

                           (iv) conviction in a court of competent jurisdiction of CU, or a manager, partner, principal officer or major stockholder of CU for any violation of law tending, in DTI's opinion, to affect adversely the operation or business of CU or the good name, goodwill, or reputation of DTI, Products of DTI, or CU; or

                           (v) submission by CU to DTI of false or fraudulent reports or statements, including, without limitation, monthly statements of amounts due and payable to DTI under the terms of this Agreement, or claims for any refund, credit, rebate, incentive, allowance, discount, reimbursement or other payment by DTI.

         15. OBLIGATIONS UPON TERMINATION

         Immediately upon termination of this Agreement:

                  (a) All amounts owing by CU to DTI shall, notwithstanding prior terms of sale, become immediately due and payable;

                  (b) All unshipped orders shall be canceled without liability of either party to the other;

                  (c) Neither party shall be liable to the other because of such termination for compensation, reimbursement or damages on account of the loss of prospective profits or anticipated sales, or on account of expenditures, investments, lease or commitments in connection with the business or goodwill of DTI or CU or for any other reason whatsoever growing out of such termination;

                  (d) CU will remove and not thereafter use any sign containing any trade name, logo or trademark of DTI including, but not limited to "DNA" or "DNA Technologies, Inc.," and will immediately destroy all stationery, advertising matter and other printed matter in its possession or under its control containing such name, or any of DTI's trademark, trade names or logos. CU will not at any time after such termination use or permit any such trademark, trade names or logo to be used in any manner in connection with any business conducted by it or in which it may have an interest or otherwise whatsoever as descriptive of or referring to anything other than merchandise or Products of DTI. Regardless of the cause of termination, CU will immediately take all appropriate steps to remove and cancel its listings in telephone books, and other directories, and public records, or elsewhere that contain the DTI's name, logo or trademark. If CU fails to obtain such removals or cancellations promptly, DTI may make application for such removals or cancellations on behalf of PCGS and in CU's name and in such event CU will render every assistance. All of DTI's trademarks, trade names, patents, copyrights, designs, drawings, formulas or other data, photographs, demonstrators, literature, and sales aid of every kind shall remain the property of DTI. Within thirty (30) days after the termination of this Agreement, CU shall return all such items to DTI at CU's expense. CU shall not make or retain any copies of any confidential items or information that may have been entrusted to it.



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         16. INSOLVENCY

         In the event that DTI enters insolvency or bankruptcy proceedings, DTI Company will appoint Gans Ink and Supply Company, a security ink printer in Los Angeles, as an escrow agent, to administer the "Products" and to ensure that there is sufficient product on hand to meet the needs of CU. In addition, Gans Ink and Supply Company will also be provided with the source information for the DTI's products in order to ensure that CU will not be adversely affected by any proceedings against DTI and that there will be a continuous source for the product.

         17. CONFLICT OF INTEREST

         CU warrants to DTI that it does not currently use or promote any lines or products incorporating DNA in the sports celebrity, sports memorabilia authentication and celebrity market that compete with the Products. During the term of this Agreement and for a period of three (3) years following termination of the Agreement, CU shall not use, promote or otherwise try to sell any products incorporating DNA in the sports celebrity and sports memorabilia authentication market that compete with the Products covered by this Agreement.

         18. CONFIDENTIALITY

         During this Agreement, each party may disclose to the other information that is confidential and proprietary to the disclosing party ("Confidential Information"). Confidential Information may include, but is not limited to, business plans, marketing plans, financial statements, competitive analysis, market research, product development plans, computer programs, designs, and models, communicated orally, in writing, or by electronic media. Confidential Information disclosed orally or electronically shall be identified as such within five (5) days of disclosure. Confidential Information disclosed in writing shall be marked "Confidential." Each party agrees that it will maintain the Confidential Information of the other party in confidence and shall use such information only for the purposes of this Agreement. Confidential Information may be disclosed by a receiving party within its organization only to specific employees who have a need to know such information for the purposes of this Agreement and who have agreed in writing not to disclose it. Upon expiration or termination of this Agreement, or sooner if demanded by a party, a receiving party shall return to a disclosing party any of the disclosing party's Confidential Information including all copies thereof. The obligations of each party in this section shall continue for a period of five (5) years following the expiration or termination of the Agreement. The obligations of this section shall not apply to any Confidential Information that:

                  (a) Is or becomes public through no act of a receiving party;

                  (b) Is rightfully received from a third party without obligations of confidentiality; or

                  (c) Is independently developed by a receiving party without reference to the other party's Confidential Information.


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         19. NOTICES

         Any notice required by this Agreement, or given in connection with it, shall be in writing and shall be given to the appropriate party by personal delivery or by certified mail, postage prepaid, or recognized overnight delivery services.

         If to DTI:

         DNA Technologies, Inc.
         5777 W. Century Boulevard
         Suite 1695
         Los Angeles, California 90045

         If to CU:

         CU, Inc.
         P.O. Box 9458
         Newport Beach, California 92658

         20. GOVERNING LAW

         This Agreement shall be construed and enforced in accordance with the laws of the State of California.

         21. FINAL AGREEMENT

         This Agreement terminates and supersedes all prior understandings or Agreements including the Agreement for the Sale of Goods and Services dated July 22, 1998 on the subject matter hereof. This Agreement may be modified only by a further writing that is duly executed by both parties.

         22. SEVERABILITY

         If any term of this Agreement is held by a court of competent jurisdiction to be invalid or unenforceable, then this Agreement, including all of the remaining terms, will remain in full force and effect as if such invalid or unenforceable term had never been included.

         23. HEADINGS

         Headings used in this Agreement are provided for convenience only and shall not be used to construe meaning or intent.

         24. JURISDICTION AND VENUE

         Jurisdiction and Venue. The courts of Los Angeles County, California shall have exclusive jurisdiction and venue of any controversy or claim arising out of or relating to this agreement, and THE PARTIES IRREVOCABLY WAIVE THEIR RIGHTS TO A TRIAL BY JURY WITH RESPECT TO ANY SUCH CONTROVERSY OR CLAIM. The court shall award to the prevailing





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party, in addition to any other relief deemed appropriate, the prevailing party's attorney's fees and costs of litigation, whether or not those are otherwise available to the prevailing party by statute.

         25. PREVAILING PARTY CLAUSE

         In the event a dispute arises with respect to this Agreement, the party prevailing in such dispute shall be entitled to recover all expenses incurred in connection with, including, without limitation, reasonable attorney's fees and expenses incurred.

         26. REPRESENTATION AND WARRANTY

         DTI represents and warrants to CU that it is the owner of all right, title and interest in, and to, or otherwise has the right to use, the DNA authentication technology referred to herein, that such DNA authentication technology is covered by patents in the name of DTI, and that this Agreement will grant CU, subject to maintaining the minimum payment schedule set forth herein and to the other terms and conditions of this Agreement, the exclusivity provided in Section 4 hereof.

         DTI has the full right and authority to enter into this Agreement without anyone else's consent or concurrence. DTI will, at DTI's sole cost, defend DTI's right, title and interest in the technology, and its right to enter into this Agreement, against any adverse rights or claims, and will fully indemnify and hold harmless CU, its principals, employees and agents and any affiliated or related business entity of CU against all such claims and costs, including attorney's fees.

         IN WITNESS WHEREOF, the parties hereto are duly authorized and have caused this Agreement to be executed as of the date first above written.

DNA TECHNOLOGIES, INC.     COLLECTORS UNIVERSE, INC.   COLLECTORS UNIVERSE, INC.

By: /s/ Deborah Smith      By: /s/ David Hall          By: /s/ Louis Crain
    -----------------          --------------------        ---------------------
    Deborah Smith              David Hall                  Louis Crain
    VP President               Chairman                    C.E.O.






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